As filed with the Securities and Exchange Commission on November 14, 2012.

File No. 333-166458

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Post-Effective Amendment No. 4

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNION SECURITY INSURANCE COMPANY

(Exact name of registrant as specified in its charter)

IOWA

(State or other jurisdiction of incorporation or organization)

6311

(Primary Standard Industrial Classification Code Number)

81-0170040

(I.R.S. Employer Identification Number)

2323 Grand Boulevard
Kansas City, MO 64108
(816) 474-2345

(Address, including zip code, and telephone number,
including area codes, of registrant’s principal executive offices)

Lisa Proch
Hartford Life Insurance Company
P.O. Box 2999
Hartford, Connecticut 06104-2999
(860) 843-8335

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

As soon as practicable after the effective date of this registration statement.

(Approximate date of commencement of proposed sale to the public)

☒          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

☐            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

☐            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

☐            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART I

Supplement to Your Prospectus

Effective November 19, 2012, Hartford Securities Distribution Company, Inc. will replace Woodbury Financial Services, Inc. as principal underwriter for your variable annuity contract. Any references to Woodbury Financial Services, Inc. in your prospectus are deleted and replaced with Hartford Securities Distribution Company, Inc.

This supplement should be retained with the Prospectus for future reference.

HV-7408

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Not applicable.

Item 14. Indemnification of Directors and Officers

Union Security’s By-Laws provide for indemnity and payment of expenses of Union Security’s officers, directors and employees in connection with certain legal proceedings, judgments, and settlements arising by reason of their service as such, all to the extent and in the manner permitted by law. Applicable Iowa law generally permits payment of such indemnification and expenses if the person seeking indemnification has acted in good faith and in a manner that he reasonably believed to be in the best interests of the Company and if such person has received no improper personal benefit, and in a criminal proceeding, if the person seeking indemnification also has no reasonable cause to believe his conduct was unlawful.

There are agreements in place under which the underwriter and affiliated persons of the Registrant may be indemnified against liabilities arising out of acts or omissions in connection with the offer of the Contracts; provided however, that so such indemnity will be made to the underwriter or affiliated persons of the Registrant for liabilities to which they would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

During the period beginning on December 1, 2008 and ending on the date of effectiveness of this registration statement, the Registrant may be deemed to have inadvertently offered insurance contracts pursuant to registration statements on Form S-1 that were not in full compliance with Rule 415(a)(5) under the Securities Act of 1933, as amended. The affected transactions did not involve the sale of new contracts or the receipt of proceeds from new contract holders by the Registrant, because the Registrant ceased offering contracts on December 31, 2002; rather, they consisted of investment reallocations and additional investments by existing contract holders with respect to certain of the contracts previously offered by the Registrant. The contract holders at all times received all material information relating to the securities in question prior to such transactions, including the complete prospectus from the existing registration statement on file with the Commission. Promptly upon discovery of the technical violation of Rule 415(a)(5), the Registrant filed this registration statement on Form S-1 with the Commission in order to comply with the requirements of Rule 415(a)(5) for a continuous offering. The Registrant has implemented new procedures to ensure compliance with the requirements of Rule 415(a)(5) henceforth.

Item 16. Exhibits and Financial Statement Schedules

Exhibit
Number		Description	Method of Filing
1		Underwriting Agreement	Incorporated by reference to Post-Effective Amendment No. 12 to Registration Statement on Form N-4, File No. 333-65231 filed on April 29, 2009.
1.1		Assignment and Novation Agreement. Consent to Assignment and Novation Agreement. Principal Underwriter Agreement	Filed herewith.
3	(a)	Restated Articles of Incorporation	Filed herewith.
3	(b)	Restated By-laws	Incorporated by reference to Post-Effective Amendment No. 24 to Registration Statement on Form N-4, File No. 033-63935 filed on November 16, 2009.
4		Variable Annuity Contract	Incorporated by reference to the initial Registration Statement File No. 333-65233 filed on October 2, 1998.
5	(a)	Opinion re: legality	Filed herewith.
5	(b)	Opinion re: legality	Filed herewith.
21		Subsidiaries of the Registrant	Filed herewith.
23	(a)	Legal Consents	Filed herewith as Exhibits 5(a) and 5(b).
23	(b)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	Filed herewith.
24		Copy of Power of Attorney	Filed herewith.

Item 17. Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.              To include any Prospectus required by section 10(a) (3) of the Securities Act of 1933;

ii.             To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

iii.            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Simsbury, State of Connecticut on this 14th day of November, 2012.

UNION SECURITY INSURANCE COMPANY

By:	John Steven Roberts	*By:	/s/ Lisa Proch
	John Steven Roberts President and Chief Executive Officer, Director*		Lisa Proch Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

S. Craig Lemasters, Director*
Christopher J. Pagano, Director*
Michael J. Peninger, Chairman of the Board*
John Steven Roberts, President and Chief Executive Officer, Director*
	*By:	/s/ Lisa Proch
Sylvia R. Wagner, Director*		Lisa Proch
Miles B. Yakre, Senior Vice President, Chief Financial Officer and Treasurer*		Attorney-in-Fact
	Date:	November 14, 2012

333-166458

EXHIBIT INDEX

1.1	Assignment and Novation Agreement. Consent to Assignment and Novation Agreement. Principal Underwriter Agreement
3(a)	Restated Articles of Incorporation
5(a)	Opinion and Consent of Counsel.
5(b)	Opinion and Consent of Counsel.
21	Subsidiaries of the Registrant
23(a)	Legal Consents filed as part of Exhibits 5(a) and 5(b).
23(b)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24	Copy of Power of Attorney.